                                                                EXHIBIT 99.c1(b)



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No 333-07451 on Form S-6 of Pruco Life Variable Appreciable Account of Pruco Life Insurance Company (1) of our report dated February 15, 1996, relating to the financial statements of the Variable Universal Life Subaccounts of Pruco Life Variable Appreciable Account, and (2) of our report dated December 19, 1996, relating to the consolidated financial statements of Pruco Life Insurance Company and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and (3) to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche, LLP
Parsippany, New Jersey
April 24, 1998


                                      II-7